Exhibit 99.1


   Powerwave Technologies Prices Convertible Subordinated Notes


    SANTA ANA, Calif.--(BUSINESS WIRE)--July 15, 2003--Powerwave Technologies, Inc. (Nasdaq:PWAV) today announced it has priced its previously announced private placement of $130 million aggregate principal amount of convertible subordinated notes due July 2008. In addition, Powerwave has granted the initial purchasers of the notes a 13-day option to purchase up to an additional $20 million principal amount of the notes.
    The notes will be convertible into common stock of Powerwave at a conversion price of $10.49 per share and will accrue interest at an annual rate of 1.25%. These notes will mature in five years and will not be callable for the first four years. The transaction is expected to close in July 2003. The closing is subject to customary closing conditions.
    The net proceeds of the offering will be used: (1) to fund the purchase of approximately $25 million of its common stock simultaneously with the issuance of the Notes and (2) to increase financial flexibility for possible future acquisitions and for general corporate purposes.

    This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The Notes have not been registered under the Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The statements in this press release regarding the timing of the proposed private placement and its terms are forward-looking statements that involve risks and uncertainties including, but not limited to, market conditions and the price and market for the securities to be offered.

    About Powerwave Technologies

    Powerwave Technologies, Inc., a TL 9000 and ISO 9001 quality certified company, is a leading supplier of high performance RF power amplifiers for use in wireless communications networks. Powerwave designs, manufactures and markets both single carrier and multi-carrier RF power amplifiers for use in cellular, PCS and 3G base stations throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. Telephone 714-466-1000. For more information on Powerwave's high performance ultra-linear RF power amplifiers and amplifier systems, please call
(888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.


    CONTACT: Powerwave Technologies, Inc.
             Kevin Michaels, 714-466-1608